Exhibit 10.2

United States Steel Corporation Supplemental Thrift Program

Effective January 1, 2005, As Amended and Restated to June 1, 2010

1.	History and Purpose

United States Steel Corporation established the United States Steel Corporation Supplemental Thrift Program (“Program”) and amended and restated the Program effective January 1, 2005 to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to benefits that were vested under the Program on or before December 31, 2004. The Corporation hereby restates the Program effective June 1, 2010, to clarify the benefit accrual provisions.

The purpose of this Program is to compensate individuals for the loss of Company matching contributions under the United States Steel Corporation Savings Fund Plan for Salaried Employees (“Savings Plan”) or the U. S. Steel Tubular Services Savings Plan (“Tubular Plan”) (collectively, “Plans”) that occurs due to certain limits established under the Code or that are required under the Code. The term “Corporation” shall mean United States Steel Corporation and any other company that is a participating employer in the Plans.

2.	Eligibility

Except as otherwise provided herein, an individual is a “Member” of the Program if he or she is an employee of the Corporation who is eligible to participate in either of the Plans and either (a) is a member of the Executive Management Group, or (b) is not permitted to make contributions to either of the Plans at least equal to the maximum rate of matching Company contributions based upon his or her elections under the Plans because of the limitations of the Code.

3.	Amount of Benefits

With respect to a month in which a Member’s ability to either:

(a)	save on both a pre-tax and after-tax basis under either of the Plans at a rate at least equal to the maximum rate of matching Company contributions in effect for such month is restricted by law (including the limitations under Code sections 401(a)(17), 401(k), 402(g), and 415), or
(b)	save on an after-tax basis under either of the Plans at a rate at least equal to the maximum rate of matching Company contributions in effect for such month is restricted by Code section 401(m),

the full matching Company contributions which would otherwise have been deposited into the Plans on behalf of the Member will be credited for such month to the Member’s account under the Program.

Any amount credited to a Member’s account will be subject to the requirements of Internal Revenue Code section 409A.

Beginning January 1, 2002, the amount to be credited to a Member’s account in the Program (book entry only) will be credited in the same manner as if the amount had been deposited in the applicable Plan for investment in United States Steel Corporation Common Stock. Beginning November 1, 2004, the number of shares to be credited to a Member’s account in the Program (book entry only) will be calculated using the amount of contribution and the net asset value of United States Steel Corporation Common Stock at markets close on the

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processing date. In addition, amounts credited to a Member’s account (book entry only) as of December 31, 2001 relating to USX-U. S. Steel Group Common Stock and USX-Marathon Group Common Stock, respectively, will continue to be held in such accounts as amounts relating to United States Steel Corporation Common Stock and Marathon Oil Corporation Common Stock, respectively. Except as otherwise provided, the rules under the Plans for determining service for eligibility and vesting, Corporation stock values, share determination, beneficiary designation, and vesting will be applicable under this Program.

Effective November 30, 2005, this Program accepted a transfer of the entire value of any participant’s account from the Transtar, Inc. Supplemental Thrift Program (“Transtar Program”). If an individual had an amount transferred from the Transtar Program (“Transtar Program Transfer”), such individual will be treated as a Member of this Program. Transtar Program Transfers (and future earnings thereon) will be credited in the same manner as if the amount had been deposited in the Savings Plan for investment in the Fidelity Managed Income Portfolio II – Class 3 (prior to the close of business on January 29, 2010, the Group Interest Fund).

4.	Form of Benefit and Timing of Distribution
a.	Lump Sum Distribution
1.	Effective January 1, 2005, subject to section 4.b. below, a Member shall receive a lump sum distribution of the benefits payable under this Program upon the Member’s (a) termination of employment with the Corporation with five or more years of continuous service, (b) termination of employment with the Corporation prior to attaining five years of continuous service with the consent of the Corporation, or (c) pre-retirement death. For this purpose, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder. Except as provided in section 5e., benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Corporation. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred. Effective February 28, 2009, Members who retire under the 2009 Voluntary Early Retirement Program will be treated as having Company consent to retire even if they have not attained the 5-year vesting requirement under this Program at retirement.
2.	In the event a Member dies prior to retirement, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.
3.	In the event a Member dies after retirement but prior to receiving the benefits credited to his account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the scheduled payment date (i.e., the last business day of the calendar month following the month in which the Member’s termination of employment occurred).

b.	Delay in Payment to Specified Employees

Effective January 1, 2005, in the case of any Member who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such Member’s lump sum distribution that

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is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall be distributed as described in section 4.a. above, but rather shall be payable on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, simple interest will accrue and be payable, on the date specified in the preceding sentence, on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) during the months included in the six-month delay period.

For purposes of this Program, a Member’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the Member had not attained at least five years of service as of December 31, 2004. For Members with at least five years of service as of December 31, 2004, their benefit determined as of December 31, 2004, plus earnings, shall be payable in accordance with the terms of the Program in effect on October 3, 2004, without any modification thereto.

5.	General Provisions
a.	Administration

The Vice President—Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.

b.	Amendment or Termination of Program

The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

c.	No Guarantee of Employment

Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.	Nonalienation

No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

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e.	No Requirement to Fund

Except as provided in this section 5e., benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

As of December 31, 2001 (the “Effective Date”), United States Steel Corporation (and its subsidiaries and successors) and Marathon Oil Corporation (and its subsidiaries and successors) have assumed liability for a Specified Percentage of the Corporate Part, if any, of each Member’s accrued benefit under the Program. The term “Corporate Part” is defined to mean the pro rata portion (based upon continuous service taken into consideration for benefit accrual purposes under the Program) of a Member’s total accrued benefit under the Program as of the Effective Date which is attributable to continuous service performed for the USX Headquarters unit of USX Corporation on or after May 1, 1991 and prior to the Effective Date. The Specified Percentage is thirty-five percent (35%) for United States Steel Corporation and sixty-five percent (65%) for Marathon Oil Corporation. The term “accrued benefit” is defined to mean the number of units of Marathon Stock (as renamed the Marathon Oil Corporation common stock) and the number of units of Steel Stock (as converted to United States Steel Corporation common stock) the participant has accrued in his or her account under the Program. The assumption of liability for the Specified Portion of the Corporate Part includes the assumption of liability for future dividends attributable to such allocated units.

f.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.

g.	Severability

If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.

h.	Exclusive Provisions of Program

The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.

i.	Code Section 409A

This Program shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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